Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:

Mike Kovar

Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS RECORD FIRST QUARTER SALES AND EARNINGS

Q1 2008 Diluted EPS of $0.43

Net Sales Increase 16.8% and Operating Income Increases 50.9%

Richardson, TX. May 13, 2008 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported first quarter  net sales and earnings for the thirteen-week period ended April 5, 2008 (“First Quarter”).

First Quarter Results (2008 vs 2007):

•                  Net sales increased 16.8% to $356.2 million compared to $304.8 million;

•                  Gross profit grew 24.4% to $194.3 million, or 54.5% of net sales, compared to $156.1 million, or 51.2% of net sales;

•                  Operating income increased 50.9% to $49.1 million compared to $32.6 million;

•                  Net income rose 20.7% to $30.2 million compared to $25.0 million; and

•                  Diluted earnings per share increased 19.4% to $0.43 on 69,755,000 shares compared to $0.36 per diluted share on 69,238,000 shares.

Mike Kovar, Executive Vice President and Chief Financial Officer stated:  “Growth internationally and throughout our portfolio of watch and jewelry offerings resulted in a solid sales performance.  In addition, favorable currency impacts, due to the continued weakness of the U.S. dollar, and cost reduction initiatives had a positive impact on our sales and gross profit margin increases.  During the quarter, we also committed our time and resources to building our direct-to-consumer infrastructure as we embark on a global initiative to increase our owned-retail presence.”

Operating Results

Worldwide net sales in the First Quarter rose 16.8% (10.6% excluding currency impact) to $356.2 million in comparison to the prior year quarter net sales of $304.8 million.  Net sales increases generated in the Company’s international, direct to consumer and domestic watch businesses were partially offset by sales declines in domestic accessories.  Total international wholesale sales increased 29.8% (17.8% excluding currency impact) in comparison to the prior year quarter and included increases across all major markets.  Europe wholesale sales grew 29.3% (14.4% excluding currency impact) in comparison to the prior year quarter to $130.1 million primarily driven by sales volume increases in FOSSIL jewelry and licensed and FOSSIL brand watches.  The Company’s other international wholesale segment experienced net sales increases of 30.6% (24.7% excluding currency impact) in comparison to the prior year quarter, principally driven by sales volume growth in licensed and FOSSIL brand watch sales.  First Quarter sales of domestic watches increased 6.7% as a result of sales volume increases in mass market and licensed watches, partially offset by a decrease in FOSSIL watch sales.  Net sales from domestic accessories businesses decreased 8.1% in comparison to the prior year quarter primarily due to sales volume decreases in men’s leathers and eyewear, partially offset by sales volume increases in FOSSIL jewelry and RELIC leathers.  Direct to consumer sales grew 17.6% (15.1% excluding currency impact) as a result of a 24.4% increase in the average number of company-owned stores open during the First Quarter, partially offset by comparable store sales decreases of 0.5% (2.2% excluding currency impact).

First Quarter gross profit margin increased 330 basis points to 54.5% of net sales compared to 51.2% in the prior year quarter.  Gross profit of $194.3 million reflects a 24.4% increase over the $156.1 million in the prior year quarter.  The Company’s gross profit margin was favorably affected by an approximate 200 basis point improvement as a result of a weaker U.S. dollar.  An increased sales mix of higher margin international sales as well as the Company’s ongoing initiative to reduce product cost and decrease the proportion of lower margin watch offerings in the line also contributed to the increase in gross profit margin.  In addition, the Company’s continuing improvement in inventory management led to higher outlet gross profit margins in comparison to the prior year quarter.  Partially offsetting these increases in gross profit margin for the First Quarter were increased freight costs and an increased mix of lower margin mass market and third-party distributor shipments.

Total operating expenses increased by $21.6 million in comparison to the prior year quarter to $145.1 million, including $6.8 million related to the translation of foreign-based expenses as a result of the weakening U.S. dollar.  As a percentage of net sales, operating expenses increased 20 basis points in the First Quarter to 40.7% compared to 40.5% in the prior year quarter.  Operating expenses in the prior year quarter included approximately $6 million related to expenses associated with the Company’s equity grant review.    Excluding currency and the prior year equity grant review expenses, the increase in operating expenses was principally driven by retail store growth and the infrastructure build in the Company’s direct to consumer segment as well as increases to support higher levels of sales.

Operating profit increased 50.9% in comparison to the prior year quarter, to 13.8% of net sales, compared to 10.7% of net sales in the prior year quarter as a result of increased gross profit margins, partially offset by a slight increase in operating expenses as a percentage of net sales.  The net favorable impact to operating income as a result of the translation of foreign-based sales and expenses into U.S. dollars was approximately $10.8 million.

First Quarter other (expense) income increased unfavorably by approximately $2.9 million when compared to the prior year quarter.  This unfavorable increase is related to $2.1 million of foreign currency transaction losses during the First Quarter compared to gains of $0.7 million in the prior year quarter, partially offset by increased interest income resulting from higher levels of invested cash balances.  These currency transaction losses are primarily related to forward contracts previously entered into by the Company at forward rates below the relative quarter-end foreign currency rate.

The Company’s income tax expense for the First Quarter and prior year quarter was $17.2 million and $8.8 million, respectively, resulting in an effective income tax rate of 36.3% and 26.0%, respectively.  The lower effective rate for the prior year quarter was the result of releasing $3.9 million in certain income tax contingency reserves that were effectively settled when the Internal Revenue Service completed its examination phase of its audit.  The Company estimates its fiscal year 2008 effective tax rate will approximate 37% to 38%.

At April 5, 2008 cash, cash equivalents and securities available for sale were $204.7 million compared to $148.7 million at the end of the prior year quarter and the Company had $3.7 million of long-term debt at the end of the First Quarter.  Since the end of the prior year quarter, the Company has repurchased approximately $68 million of its common stock.  Inventory at quarter-end was $265.5 million, representing an increase of

12.7% from the prior year quarter inventory balance of $235.6 million and included inventory related to an additional net 51 retail stores being opened since the end of the prior year quarter.  Accounts receivable increased by 34.9% to $204.8 million, as compared to $151.9 million at the end of the first quarter of last year.  Days sales outstanding for the First Quarter was 52 days, which increased from 45 days in the prior year quarter.  This increase is primarily due to higher levels of international sales that generally result in longer collection cycles than those experienced in the U.S.

Sales and Earnings Guidance

As we continue to grow our retail store base, sales from our direct to consumer segment increase as a percentage of our total sales mix, benefiting our profitability in the fourth quarter, generally at the expense of the first and second quarter when, due to seasonality, it is more difficult to leverage retail expenses against retail store sales.  In addition, our guidance includes a more conservative approach as to expected currency gains for the second half of the year.  As a result, we are currently estimating second quarter fiscal 2008 net sales to increase in the range of 12% to 14% and diluted earnings per share of $0.25, inclusive of $0.04 in incremental costs in support of the direct to consumer expansion.  This compares to 2007 second quarter actual diluted EPS of $0.21.  For the full fiscal year 2008, we currently estimate net sales growth in the mid-teens with fully diluted earnings per share in the range of $2.16 to $2.22, as compared to a normalized $1.78 in diluted EPS for fiscal 2007.  The 2007 EPS figure of $1.78 is exclusive of the option grant review costs and adjusted to a normalized tax rate of 37.5%.  This guidance reflects the current prevailing rate of the U.S. dollar compared to other foreign currencies, primarily the Euro and Pound.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lowered levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended January 5, 2008 and its Form 10-Q reports filed with the Securities and Exchange Commission.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 90 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 56 independent distributors.  The Company also distributes its products in 250 company owned and operated retail stores and through the Company’s e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

	For the 13 Weeks Ended	For the 13 Weeks Ended
Consolidated Income Statement Data (in 000’s):	April 5, 2008	April 7, 2007
Net sales	$356,184	$304,825
Cost of sales	161,933	148,706
Gross profit	194,251	156,119
Selling expenses	105,323	86,367
Administrative exp	39,813	37,197
Operating income	49,115	32,555
Interest expense	200	221
Other (exp.) inc. – net	(1,458)	1,495
Tax provision	17,240	8,797
Net income	$30,217	$25,032
Basic earnings per share	$0.44	$0.37
Diluted earnings per share	$0.43	$0.36
Weighted average shares Outstanding
Basic	68,631	67,576
Diluted	69,755	69,238

Consolidated Balance Sheet Data (in 000’s):	April 5, 2008	April 7, 2007
Working capital	$522,112	$412,731
Cash, cash equivalents and securities available for sale	204,730	148,747
Accounts receivable	204,819	151,886
Inventories	265,472	235,627
Total assets	1,072,787	874,945
Short-term debt	4,350	11,474
Deferred taxes and other long-term liabilities	71,980	52,859
Stockholders’ equity	758,857	629,501

END OF RELEASE